EXHIBIT 10.1

CONFIDENTIAL

SEPARATION AND CONSULTING AGREEMENT AND RELEASE OF CLAIMS

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS (“Agreement”), is made between KEITH RICKARD (“Rickard”), and BAKBONE SOFTWARE INCORPORATED and all of its subsidiaries and affiliated companies (collectively hereafter “BakBone” or “the Company”) and shall become effective immediately upon the date it is signed by Rickard) (the “Effective Date”).

RECITALS

WHEREAS, Rickard has been employed by BakBone as President and Chief Executive Officer of BakBone Software Incorporated, and the parties hereto desire to end that relationship, and to settle, fully, finally and amicably, all claims against each other, including, but not limited to, any claims related to the employment of Rickard and the termination of that employment.

NOW, THEREFORE, in order to provide said benefits and in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

1. Relinquishment of Positions/Employment

Pursuant to this Agreement, Rickard agrees to resign, effective not later than 6:00 p.m., PST, October 31, 2004, his positions as President and CEO, and as Director of the Company and any other position he holds as an officer, employee or director from any subsidiary or affiliated company (“Resignation Date”).

2. Payment of Good and Valuable Consideration

a. Within 72 hours of his Resignation Date, Rickard shall be paid his final paycheck. In lieu of any unpaid vacation, bonuses or other payments that may be due or claimed by Rickard, he shall also be paid a lump sum amount of $109,227.00, net of $500.00 (in consideration of the transfer to Rickard of his existing personal computer, Blackberry and cellular telephone number), for a final net payment of $108,727.00. Payments under this paragraph shall be less applicable taxes.

b. The Company will also pay on behalf of Rickard the cost of COBRA payments for a period of up to twelve (12) months after his Resignation Date.

c. Commencing on November 1, 2004, and ending on October 31, 2005 (“Consulting Term”), Rickard shall become a consultant to BakBone in order to provide transition, and project services to BakBone’s CEO. Such work shall not exceed ten (10) hours in a calendar month and shall be performed as requested. Rickard’s services as a consultant shall be paid $20,000.00 monthly for the twelve-month period of the Consulting Term (for a total consulting sum of $240,000.00). Except as to the monthly payment, no other payment or benefits shall be due or payable to Rickard for his services as a consultant.

d. Nothing herein shall prevent Rickard from exercising any vested options pursuant to the Company’s applicable Stock Option Plans. The Company also agrees to grant Rickard one (1) year of accelerated vesting of unvested options. Further, as a resigning Director under the Plan, Rickard shall have twelve (12) months from his Resignation Date to exercise all vested options. For clarity, if in accordance with the existing stock option agreements between the Company and Rickard, there occurs an event which would result in the accelerated vesting of unvested options during the above twelve (12) month period, Rickard shall be entitled to avail himself of such accelerated vesting.

3. Indemnification Against Claims

BakBone agrees to indemnify and hold Rickard harmless from any liability, claims, demands, costs, expenses and attorneys’ fees incurred by him as a result of any actions by him in the course of his employment, or as a director of the Company to the extent other directors would be so indemnified pursuant to applicable law. BakBone further agrees to indemnify and hold Rickard harmless from any liability, claims, demands, costs, expenses, and attorneys’ fees incurred by him as a result of any actions by him, specifically in connection with providing transition assistance to BakBone.

4. Non-Disclosure of Trade Secrets and Confidential Information

Rickard understands and agrees that in the course of employment with BakBone he has acquired confidential information and trade secrets concerning the operations of BakBone and its future plans and methods of doing business, which information Rickard understands and agrees would be damaging to BakBone if disclosed to a competitor or made available to any other person or corporations. Rickard understands and agrees that such information either has been developed by him or divulged to him in confidence, and he understands and agrees that he will keep all such information secret and confidential. Furthermore, Rickard agrees that on or before the Effective Date of this Agreement, he will turn over to BakBone all Company confidential files, records, and other documents. In addition, Rickard will return all property in his possession owned by BakBone.

5. Non-Solicitation

Rickard further agrees that for a period expiring twenty four (24) months after the Resignation Date, he will not solicit or participate or assist in any way in the solicitation of any person in management, professional or technical positions at BakBone for employment by any other company. However, Rickard will not violate this provision if said employee pursues a position with Rickard’s future employer without any encouragement or involvement direct or indirect of Rickard.

6. No Other Claims

Rickard represents and warrants that he has not filed against BakBone or any of its representatives, any claim, complaint, charge or suit, with any federal, state or other agency, court, board, office or other forum or entity, including without limitation, any application for workers compensation benefits.

7. General Release

a. As a material inducement to BakBone to enter into this Agreement, Rickard, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge BakBone, and its divisions, subsidiaries, affiliates and all owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, acting by, through, under or in concert with BakBone or any parent, subsidiary or related entity, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Rickard has had or may hereafter claim to have had, against BakBone by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Resignation Date (“Claims”); other than those obligations set forth in this Agreement.

This release and waiver of Claims specifically includes, but without limiting the foregoing general terms, the following: (1) all Claims arising from or relating in any way to any act or failure to act by any employee of BakBone, (2) all Claims arising from or relating in any way to the employment relationship of Rickard with BakBone and/or the termination thereof, including any claims which have been asserted or could have been asserted against BakBone, together with (3) any and all Claims which might have been asserted by Rickard in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the date of this Agreement, under any and all laws, statutes, orders, regulations, or any other claim of right(s), including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the California Labor Code, and the California Fair Employment and Housing Act, or any Claim in contract or tort.

8. Release of Unknown or Unsuspected Claims

For the purpose of implementing a full and complete release and discharge of the parties hereto, Rickard expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which the parties have against one another but do not know or suspect to exist in their favor at the time of execution hereof, which if known or suspected by them would materially affect their decision to execute this release; that this Agreement contemplates the extinguishment of any such Claim or Claims, and that all rights under Section 1542 of the California Civil Code are hereby expressly waived. Section 1542 of the Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Rickard represents that he has read and understood the provisions of California Civil Code Section 1542.

9. Knowing Waiver of Age Claim.

Among the claims listed above, Rickard freely and knowingly waives any and all claims against the Company for age discrimination under the Age Discrimination in Employment Act of 1967, as amended

10. Conditions of Effectiveness of this Agreement.

a. Rickard acknowledges and agrees that Rickard has been offered a period of up to twenty-one days to review this agreement and release with any attorneys, financial advisors or immediate family members, that Rickard has been advised by the Company to do so, and to the extent Rickard desires, has done so, that Rickard has used the full twenty-one day period for such review or has voluntarily chosen to execute this agreement and release before the end thereof, that Rickard has read and understood this release and that Rickard has knowingly and voluntarily agreed to all the terms of this agreement and release and that Rickard has signed this release voluntarily without any coercion.

b. [Intentionally Omitted]

11. Third Party Discussions.

Rickard agrees that upon execution of this Agreement and forever thereafter, Rickard will not say anything disparaging or negative about the Company, its directors or officers to third parties, and past or present, employees. The Company also agrees that upon execution of this Agreement and forever thereafter, the Company will not say anything disparaging or negative about Rickard. If either party is asked why the employment relationship ended, the parties agree to respond that the relationship ended upon mutually agreeable terms and that as a result of confidentiality obligations, nothing further can be said about the matter.

12. Confidentiality of Settlement Agreement

Rickard represents and agrees that he has not disclosed the terms of the agreement and he will keep the terms, amounts and all other specific facts of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to any person or entity, other than that which is legally required and his immediate family and professional representatives or to any prospective employer to the extent necessary to inform such employer of Rickard’s obligation pursuant to this Agreement; provided that disclosure to his immediate family or professional representatives is conditioned on the fact that they agree to keep said information confidential and not disclose it to others.

13. Future Litigation or Anticipated Litigation

Rickard agrees that he shall make himself reasonably available to the Company and its counsel to assist in, cooperate with or otherwise testify in connection with any litigation where his participation or assistance is needed or required by law.

14. Liquidated Damages and Other Relief

Rickard agrees that BakBone would be irreparably harmed by any violation of paragraphs 4, 5,11,12 and 13 of this Agreement and that, therefore, BakBone shall be entitled to liquidated damages of Fifty Thousand Dollars ($50,000.00) and to an injunction prohibiting him from any violation of paragraphs 4, 5, 11,12 and 13 of this Agreement.

15. Press Release

On the Resignation Date, BakBone shall issue a press release to the public concerning Rickard’s resignation in the form attached hereto. Neither party will issue any other press release concerning the resignation.

16. Binding Agreement

This Agreement shall be binding upon Rickard and BakBone and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the parties hereto and their representatives, and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

17. Attorney’s Fees

Each party hereto will bear its own costs and attorneys’ fees incurred in achieving the settlement and release of this matter. If any party defaults under the terms of this Agreement, and the other party employs an attorney to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, whether or not legal proceedings are commenced, then such other party shall be entitled to recover from the defaulting party all attorneys’ fees, costs and expenses incurred. If a party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to all attorneys’ fees, costs and expenses incurred in such action or any appeal or enforcement of such action.

18. Non-Reliance

Other than as expressly set forth in this Agreement, Rickard and BakBone represent and acknowledge that in executing this Agreement they did not rely upon and they have not relied upon any representation nor statement made by any of the parties hereto or by any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

19. Agreement Obligates, Extends and Inures

The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the legal successors, assigns, transferees, grantees, heirs, shareholders, officers and directors of each signatory party hereto, and to those who may assume any or all of the above-described capacities subsequent to the execution and Resignation Date of this Agreement.

20. Non-Admission of Liability

This Agreement shall not in any way be construed as an admission by BakBone that it has acted in any manner in violation of the common law or in violation of any federal, state or local statute or regulation.

21. Method of Execution

This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

22. Applicable Law

This Agreement is deemed to have been made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all part is this Agreement shall in all causes be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

23. Severability

The provisions of this Agreement are severable, and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

24. Entire Agreement

This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the same subject matter, further, this Agreement may not be changed except by explicit written agreement by the parties hereto.

RICKARD states that he has carefully read the foregoing Agreement, has had the opportunity to consult with an attorney, knows and understands its contents, and voluntarily executes this Agreement.

Date: October 31, 2004	/s/ Keith Rickard
Keith Rickard

Date: October 31, 2004	/s/ Jeff Lawson
Jeff Lawson on behalf of BakBone Software Incorporated